UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 31, 2019

Cardtronics plc
(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas	77042
(Address of principal executive offices)	Zip Code

(832) 308-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Schedule 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	CATM	NASDAQ Stock Market

Item 2.02 Results of Operations and Financial Condition.

On August 1, 2019, Cardtronics plc (the “Company”) issued a press release regarding its financial results for the quarter ended June 30, 2019. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This information is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and pursuant to Item 2.02 of Form 8-K, will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2019, the Company entered into an amendment (the “Amendment”) to the employment agreement with Gary Ferrera, the Company’s chief financial officer, dated as of November 16, 2017 (as amended, the “Employment Agreement”), to conform the terms of the separation payments to which Mr. Ferrera is entitled upon a termination of employment and the definition of “Change in Control” to the terms and definition applicable to the Company’s other executive officers. Capitalized terms used but not defined herein have such meanings as set forth in the Employment Agreement.

Following the Amendment, the Employment Agreement provides the following:

•If Mr. Ferrera’s employment is terminated due to death or disability, for Cause, or Mr. Ferrera’s voluntary resignation without Good Reason or election not to renew the agreement, he will be entitled to receive unpaid base salary, accrued but unused vacation, unreimbursed expenses (including incurred but unreimbursed relocation expenses unless he is terminated for Cause) and benefits to which Mr. Ferrera is entitled as of his termination.

•If Mr. Ferrera’s employment is terminated due to death, disability or Mr. Ferrera’s voluntary resignation without Good Reason, he is also entitled to receive his unpaid annual bonus for the year prior to termination and the pro-rated bonus for the year in which the termination occurs.

•If Mr. Ferrera’s employment is terminated due to death or disability, unless the applicable award agreement is more favorable, Mr. Ferrera will also be entitled to accelerated vesting of: time-based equity awards that would have vested in the 12 months following termination, a pro-rata amount of performance-based equity awards at target if the termination occurs during the performance period, the full amount of earned performance-based equity awards if termination occurs following the performance period and the unvested portion of Mr. Ferrera’s sign-on incentive stock award.

•If Mr. Ferrera’s employment is terminated due to his resignation for Good Reason or by action of the Company to terminate or not renew the Employment Agreement (other than for Cause), in addition to the payment of the unpaid Annual Bonus, the Annual Bonus for the year in which the termination occurs and two-times the sum of Mr. Ferrera’s base salary plus Average Annual Bonus and the availability of 18-months of COBRA coverage, Mr. Ferrera will also be entitled to, unless the applicable award agreement is more favorable, accelerated vesting of: any sign-on or one-time special equity awards, time-based equity awards that would have vested in the 12 months following termination, and, if the termination date is after the initial 12 month vesting period, but before the end of the performance period, a pro-rated amount of performance-based equity awards based on the actual level of performance through the termination date or, if the termination date is after the end of the performance period, the full amount of the earned award.

•If Mr. Ferrera’s employment is terminated due to his resignation for Good Reason or by action of the Company to terminate or not renew the Employment Agreement, in either case, within 24 months following a Change in Control, Mr. Ferrera will be entitled to receive, unless the applicable award agreement is more favorable accelerated vesting of sign-on or one-time special equity awards and time-based equity awards that would have vested in the 12 months immediately following the termination date, and, in respect of performance-based equity award, for a termination during the performance period, the equity awards are deemed earned at the greater of actual or target and any time-vesting conditions are satisfied as of termination and, for a termination following the end of a performance period, any awards that would have vested following the termination, fully vest as of the date of termination.

All separation payments not required by law are subject to the execution by Mr. Ferrera of an irrevocable release of claims in favor of the Company and related parties.

The foregoing summary is qualified in its entirety by the full text of the Employment Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The Exhibit Index is incorporated by reference herein.

EXHIBIT INDEX

Exhibit	Description of the Exhibit
Number
10.1	Amendment to Employment Agreement by and between Cardtronics USA, Inc. and Gary Ferrera, dated as of July 31, 2019.
99.1	Press release dated August 1, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTRONICS PLC

	By:	/s/ Paul A. Gullo
Paul A. Gullo
Chief Accounting Officer
August 1, 2019